Exhibit 99.1

Microsoft Reports Record Profits

Robust demand for Windows Vista and the 2007 Microsoft Office system drives

72% growth in earnings per share

REDMOND, Wash. — Apr. 26, 2007 — Microsoft Corp. today announced revenue of $14.40 billion for the quarter ended March 31, 2007, a 32% increase over the same period of the prior year. This revenue drove record profits with operating income of $6.59 billion and net income of $4.93 billion. Diluted earnings per share for the quarter grew 72% to $0.50, and included $0.02 in tax benefits and $0.01 in legal charges.

These results reflect $1.67 billion of revenue and operating income, $1.14 billion of net income and $0.12 of diluted earnings per share that were previously deferred primarily related to the technology guarantee programs for Windows Vista™ and the 2007 Microsoft® Office release.

“I am extremely pleased that we delivered a quarter of strong double-digit growth for revenue, operating income and EPS,” said Chris Liddell, chief financial officer at Microsoft. “And I am looking forward to a very good finish to this fiscal year with strength continuing into fiscal 2008.”

Net cash flow from operations was $7.29 billion and Microsoft returned $7.72 billion in cash to shareholders through share buybacks and dividends this quarter.

“This quarter marked the consumer launches of Windows Vista and the 2007 Microsoft Office system, and we are delighted with the positive customer response these products have received,” said Kevin Turner, chief operating officer at Microsoft. “We continue to deliver on our compelling product cycle and build upon strong field sales and marketing execution in order to drive revenue and profit growth for the company.”

Business Outlook

Microsoft management offers the following guidance for the quarter ending June 30, 2007:

•	Revenue is expected to be in the range of $13.1 billion to $13.4 billion.

•	Operating income is expected to be in the range of $5.0 billion to $5.2 billion.

•	Diluted earnings per share are expected to be $0.37 to $0.39.

Management offers the following preliminary guidance for the full fiscal year ending June 30, 2008:

•	Revenue is expected to be in the range of $56.5 billion to $57.5 billion.

•	Operating income is expected to be in the range of $22.0 billion to $22.5 billion.

•	Diluted earnings per share are expected to be in the range of $1.68 to $1.72.

Additional details on fiscal year 2008 guidance will be provided in the fourth quarter earnings announcement and during the company’s Financial Analyst Meeting on the 26th of July.

Webcast Details

Microsoft will hold an audio webcast at 2:30 p.m. PDT (5:30 p.m. EDT) today with Chris Liddell, senior vice president and chief financial officer, Frank Brod, corporate vice president and chief accounting officer, and Colleen Healy, general manager of Investor Relations, to discuss details of the company’s performance for the quarter and certain forward-looking information. The session may be accessed at http://www.microsoft.com/msft. The webcast will be available for replay through the close of business on April 26, 2008.

About Microsoft

Founded in 1975, Microsoft (Nasdaq “MSFT”) is the worldwide leader in software, services and solutions that help people and businesses realize their full potential.

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Forward-Looking Statements

Statements in this release that are “forward-looking statements” are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors such as:

•	challenges to Microsoft’s business model;

•	intense competition in all of Microsoft’s markets;

•	Microsoft’s continued ability to protect its intellectual property rights;

•	claims that Microsoft has infringed the intellectual property rights of others;

•	the possibility of unauthorized disclosure of significant portions of Microsoft’s source code;

•	actual or perceived security vulnerabilities in Microsoft products that could reduce revenue or lead to liability;

•	government litigation and regulation affecting how Microsoft designs and markets its products;

•	Microsoft’s ability to attract and retain talented employees;

•	delays in product development and related product release schedules;

•	significant business investments that may not produce offsetting increases in revenue;

•	the level of corporate spending and changes in general economic conditions that affect demand for computer hardware or software;

•	adverse results in legal disputes;

•	unanticipated tax liabilities;

•	key component shortages and delays in Xbox 360 product delivery;

•	impairment of goodwill or amortizable intangible assets causing a charge to earnings;

•	changes in accounting that may affect Microsoft’s reported earnings and operating income;

•	exposure to increased economic and regulatory uncertainties from operating a global business;

•	general economic and geo-political conditions;

•	natural disaster, cyber-attack or other catastrophic event disrupting Microsoft’s business;

•	acquisitions and joint ventures that adversely affect the business;

•	limitations on the availability of insurance and resulting uninsured losses;

•	improper disclosure of personal data could result in liability and harm Microsoft’s reputation

•	sales channel disruption such as the bankruptcy of a major distributor;

•	implementation of operating cost structures that align with revenue growth;

•	continued access to third party distribution channels for MSN® and other online offerings;

•	disruption to Microsoft’s operations as a result of weather-related events; and

•	foreign currency, interest rate, fixed income, equity and commodity price risks.

For further information regarding risks and uncertainties associated with Microsoft’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of Microsoft’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Microsoft’s Investor Relations department at (800) 285-7772 or at Microsoft’s Investor Relations website at http://www.microsoft.com/msft.

All information in this release is as of April 26, 2007. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

For more information, financial analysts and investors only:

Colleen Healy, general manager, Investor Relations, (425) 706-3703

For more information, press only:

Rapid Response Team, Waggener Edstrom Worldwide, (503) 443-7070, rrt@waggeneredstrom.com

Note to editors: If you are interested in viewing additional information on Microsoft, please visit the Microsoft web page at http://www.microsoft.com/presspass on Microsoft’s corporate information pages. Web links, telephone numbers and titles were correct at time of publication, but may since have changed. Shareholder and financial information, as well as today’s 2:30 p.m. PDT conference call with investors and analysts, are available at http://www.microsoft.com/msft.